Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:

DCT INDUSTRIAL TRUST INC. ANNOUNCES TERMS

FOR $210 MILLION SENIOR UNSECURED NOTES

DENVER, CO – April 30, 2010 — DCT Industrial Trust Inc.® (NYSE: DCT), a leading industrial real estate company, today announced that it has an agreement in principle to issue $210 million of fixed rate, Senior Unsecured Notes to a group of 12 investors in a private placement offering. The financing transaction is expected to close in late June 2010 subject to due diligence and completion of final documentation.

The Notes will have a weighted average maturity of 8.3 years and include five, seven, eight and 11 year maturities. The weighted average interest rate will be approximately 6.47%. The transaction will extend DCT Industrial’s weighted average debt maturity to approximately 4.7 years. Proceeds from the transaction are expected to be used to repay a portion of the Company’s bank debt including amounts outstanding on its Senior Unsecured Revolving Credit Facility and its $300 million Senior Unsecured Term Loan.

“We are very pleased with the terms of this anticipated transaction and believe that this structure fits our refinancing needs extremely well and allows us to effectively ladder our future maturity schedule,” said Matt Murphy, Senior Vice President and Treasurer of DCT Industrial. The notes have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Company makes statements in this document that are considered “forward-looking statements” under federal securities laws. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond its control including, without limitation, the risk that the investors may, for any reason, decide not to enter into final documentation for the transaction and not to participate on the terms described above. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Julie Davis, 303-597-0474 or jdavis@dctindustrial.com.

518 17th STREET, 8th FLOOR    ¿    DENVER, CO 80202

303.597.2400    ¿     DCTINDUSTRIAL.COM